Q1 News Release

Calgary, April 28, 2017	Exhibit 99.1

Imperial announces first quarter 2017 financial and operating results

●	Earnings of $333 million, an increase of $434 million compared to the same period of 2016

●	Strong petroleum product sales driven by long-term, high value supply agreements

●	Upstream production impacted by a fire at the Syncrude Mildred Lake upgrader

	First quarter
(millions of Canadian dollars, unless noted)	2017	2016	%

Net Income (loss) (U.S. GAAP)	333	(101)	430

Net Income (loss) per common share	0.39	(0.12)	430
- assuming dilution (dollars)

Capital and exploration expenditures	153	408	(63)

Estimated earnings in the first quarter of 2017 were $333 million, an increase of $434 million compared to the net loss of $101 million in the same period of 2016. The quarterly performance reflects higher global crude prices and a $151 million gain on the sale of a surplus property.

“Following a year that tested the resiliency of our company and the broader industry, our first quarter results demonstrate the strength of our people, the quality of our assets and the value of our integrated business model,” said Rich Kruger, chairman, president and chief executive officer. “We are well positioned to compete throughout the business cycle.”

The quarter was characterized by an emphasis on capturing integration benefits and exercising capital and operational expenditure discipline. The company’s commitment to operational integrity was evidenced by exceptional environmental performance, with zero recordable spills or regulatory compliance incidents.

Imperial’s Downstream business continued to deliver strong results. Petroleum product sales increased over the comparable period of 2016, attributable to the company’s strategic focus on securing long-term supply agreements and building valued customer relationships. Additionally, the company launched a Speedpass+™ app for Esso retail sites. The technology rollout makes Imperial the first major fuels retailer in Canada to offer a mobile payment option at the pump and will capitalize on the growing preference for a digital customer experience.

In April, it was announced that Imperial intends to introduce the Mobil brand in Canada through the conversion of more than 200 existing unbranded third-party retail sites.

“The addition of Mobil as a fuels offering in Canada establishes yet another catalyst to expand Imperial’s branded wholesaler business beyond the highly established Esso network” added Kruger.

Imperial remains committed to its priority areas of safety, reliability, operational integrity and profitability. The company will continue to generate value from its high-quality assets, while prudently pursuing new opportunities that increase shareholder value.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

First quarter highlights

●	Net income of $333 million or $0.39 per-share on a diluted basis, an increase of $434 million compared to the net loss of $101 million or $(0.12) per-share in the first quarter of 2016.

●	Production averaged 378,000 gross oil-equivalent barrels per day, compared to 421,000 barrels per day in the same period of 2016. Production was impacted by a fire at the Syncrude Mildred Lake upgrader in mid-March, which is expected to be restored in phases beginning in May and continuing through June. Kearl production of 182,000 barrels per day (129,000 barrels Imperial’s share) represented the third consecutive quarterly increase following the Alberta wildfires in the second quarter of 2016. The company is progressing a comprehensive plan aimed at improving reliability to achieve targeted production levels at Kearl.

●	Refinery throughput averaged 398,000 barrels per day and refinery capacity utilization was 94 percent, both unchanged from the same period in 2016.

●	Petroleum product sales were 486,000 barrels per day, up from 469,000 barrels per day from the first quarter of 2016. Sales growth was driven by the company’s focus on securing long-term supply agreements and represents the highest first quarter sales volumes in several decades.

●	Cash generated from operating activities was $354 million, an increase of $305 million from the first quarter of 2016.

●	Capital and exploration expenditures totalled $153 million, a decrease of $255 million from the first quarter of 2016.

●	Completed the sale of former refinery lands in Mississauga, Ontario, for private development, resulting in an after tax earnings gain of $151 million. The sale reflects Imperial’s commitment to responsibly release surplus properties for redevelopment.

●	Cold Lake expansion project environmental impact assessment completed. In early March, the Alberta Energy Regulator notified Imperial that the project’s environmental impact assessment is considered complete as part of an ongoing regulatory review. The proposed 50,000 barrels per day in-situ facility will use proprietary technology that is expected to reduce greenhouse gas emissions intensity by 25 percent compared to existing steam-assisted gravity drainage methods. No final investment decision has been made at this time.

●	Launch of the Speedpass+ app, making Imperial the first major fuels retailer in Canada to offer a mobile payment option at the pump. It provides a fast, easy way to pay for fuel and car washes at Esso-branded stations, combining customer convenience and loyalty rewards. The Speedpass+ app capitalizes on the prevalent use of smartphones among Canadians and the increased use of mobile payment systems.

●	Zero recordable environmental and regulatory compliance incidents, representing an excellent start to 2017 and demonstrating Imperial’s commitment to operational integrity. The company achieved best-ever safety and environmental performance in 2016.

●	Donation supports youth affected by Alberta wildfires. Imperial collaborated with the Fort McMurray Public School District and the Canadian Mental Health Association of Wood Buffalo to fund Heart Math, a digital tool to evaluate stress and anxiety levels. Heart Math uses sensors to read heart rates and identify management techniques, including breathing exercises, to help students experiencing stress and anxiety.

●	Lawren S. Harris painting donated to the National Gallery of Canada. In recognition of Canada’s 150th celebration, the National Gallery of Canada received five works from Imperial’s corporate collection, including Billboard (Jazz), a rare piece by the famous Group of Seven artist. The total art donation includes 43 pieces, gifted to 15 museums and galleries across the country, with an estimated value of $6 million.

IMPERIAL OIL LIMITED

First quarter 2017 vs. first quarter 2016

The company’s net income for the first quarter of 2017 was $333 million or $0.39 per-share on a diluted basis, an increase of $434 million compared to the net loss of $101 million or $(0.12) per-share for the same period last year.

Upstream recorded a net loss in the first quarter of $86 million, compared to a net loss of $448 million in the same period of 2016. Earnings in the first quarter of 2017 reflect the impact of higher Canadian crude oil realizations of about $600 million, partially offset by higher royalties of about $80 million, lower volumes of about $70 million and higher operating expenses of about $50 million primarily due to higher energy costs.

West Texas Intermediate (WTI) averaged US$51.78 per barrel in the first quarter of 2017, up from US$33.63 per barrel in the same quarter of 2016. Western Canada Select (WCS) averaged US$37.26 per barrel and US$19.30 per barrel respectively for the same periods. The WTI / WCS differential narrowed to 28 percent in the first quarter of 2017, from 43 percent in the same period of 2016.

The Canadian dollar averaged US$0.76 in the first quarter of 2017, an increase of US$0.03 from the first quarter of 2016.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased essentially in line with the North American benchmarks, adjusted for changes in exchange rates and transportation costs. Bitumen realizations averaged $36.21 per barrel for the first quarter of 2017, an increase of $24.29 per barrel versus the first quarter of 2016. Synthetic crude realizations averaged $67.79 per barrel, an increase of $21.47 per barrel for the same period of 2016.

Gross production of Cold Lake bitumen averaged 158,000 barrels per day in the first quarter, compared to 165,000 barrels per day in the same period last year, mainly due to the timing of steam cycles.

Gross production of Kearl bitumen averaged 182,000 barrels per day in the first quarter (129,000 barrels Imperial’s share) compared to 194,000 barrels per day (138,000 barrels Imperial’s share) during the first quarter of 2016. Lower production was the result of planned and unplanned maintenance activities.

The company’s share of gross production from Syncrude averaged 66,000 barrels per day, compared to 80,000 barrels per day in the first quarter of 2016. Syncrude production was reduced by about 14,000 barrels per day mainly due to a fire at the Syncrude Mildred Lake upgrader.

Downstream net income was $380 million in the first quarter, compared to $320 million in the same period of 2016. Earnings increased mainly due to a gain of $151 million from the sale of a surplus property, partially offset by lower marketing margins of approximately $60 million.

Refinery throughput averaged 398,000 barrels per day, unchanged from the same period in 2016.

Petroleum product sales were 486,000 barrels per day, up from 469,000 barrels per day in the first quarter of 2016. Sales growth was primarily driven by the company’s focus on securing long-term supply agreements.

Chemical net income was $45 million in the first quarter, compared to $49 million in the same quarter of 2016.

Net income effects from Corporate and Other were negative $6 million in the first quarter, compared to negative $22 million in the same period of 2016.

Cash flow generated from operating activities was $354 million in the first quarter, compared with $49 million in the corresponding period in 2016, reflecting higher earnings.

Investing activities generated net cash of $61 million in the first quarter, compared with $358 million used in the same period of 2016, reflecting lower additions to property, plant and equipment and higher proceeds from asset sales.

IMPERIAL OIL LIMITED

Cash used in financing activities was $134 million in the first quarter, compared with cash from financing activities of $261 million in the first quarter of 2016. Dividends paid in the first quarter of 2017 were $127 million. The per-share dividend paid in the first quarter was $0.15, up from $0.14 in the same period of 2016.

The company’s cash balance was $672 million at March 31, 2017, versus $155 million at the end of the first quarter of 2016.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; performance of third party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Three Months
millions of Canadian dollars, unless noted	2017	2016

Net Income (loss) (U.S. GAAP)

Total revenues and other income	7,156	5,222
Total expenses	6,736	5,371
Income (loss) before income taxes	420	(149)
Income taxes	87	(48)
Net income (loss)	333	(101)

Net income (loss) per common share (dollars)	0.39	(0.12)
Net income (loss) per common share - assuming dilution (dollars)	0.39	(0.12)

Other Financial Data
Gain (loss) on asset sales, after tax	158	24

Total assets at March 31	41,410	43,185

Total debt at March 31	5,228	8,895
Interest coverage ratio - earnings basis (times covered)	27.8	12.0

Other long-term obligations at March 31	3,620	3,475

Shareholders’ equity at March 31	25,304	23,346
Capital employed at March 31	30,551	32,259
Return on average capital employed (percent) (a)	8.5	2.0

Dividends declared on common stock
Total	127	119
Per common share (dollars)	0.15	0.14

Millions of common shares outstanding
At March 31	847.6	847.6
Average - assuming dilution	850.3	850.4

(a)	Return on capital employed is the rolling average net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Three Months
millions of Canadian dollars	2017	2016

Total cash and cash equivalents at period end	672	155

Net income (loss)	333	(101)

Adjustments for non-cash items:
Depreciation and depletion	392	424
(Gain) loss on asset sales	(182)	(30)
Deferred income taxes and other	200	(82)

Changes in operating assets and liabilities	(389)	(162)
Cash flows from (used in) operating activities	354	49

Cash flows from (used in) investing activities	61	(358)
Proceeds associated with asset sales	183	33

Cash flows from (used in) financing activities	(134)	261

IMPERIAL OIL LIMITED

Attachment III

	Three Months
millions of Canadian dollars	2017	2016

Net income (loss) (U.S. GAAP)
Upstream	(86)	(448)
Downstream	380	320
Chemical	45	49
Corporate and other	(6)	(22)
Net income (loss)	333	(101)

Revenues and other income
Upstream	2,334	1,478
Downstream	5,474	4,194
Chemical	341	298
Eliminations / Other	(993)	(748)
Revenues and other income	7,156	5,222

Purchases of crude oil and products
Upstream	1,116	818
Downstream	4,009	2,757
Chemical	201	159
Eliminations	(993)	(748)
Purchases of crude oil and products	4,333	2,986

Production and manufacturing expenses
Upstream	973	909
Downstream	349	315
Chemical	53	47
Eliminations	-	-
Production and manufacturing expenses	1,375	1,271

Capital and exploration expenditures
Upstream	103	346
Downstream	34	43
Chemical	4	6
Corporate and other	12	13
Capital and exploration expenditures	153	408

Exploration expenses charged to income included above	22	17

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Three Months
	2017	2016

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	158	165
Kearl	129	138
Syncrude	66	80
Conventional	4	14
Total crude oil production	357	397
NGLs available for sale	2	2
Total crude oil and NGL production	359	399

Gross natural gas production (millions of cubic feet per day)	116	129

Gross oil-equivalent production (a)	378	421
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	127	145
Kearl	126	136
Syncrude	62	80
Conventional	3	13
Total crude oil production	318	374
NGLs available for sale	1	1
Total crude oil and NGL production	319	375

Net natural gas production (millions of cubic feet per day)	107	126

Net oil-equivalent production (a)	337	396
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	222	221
Kearl blend sales (thousands of barrels per day)	170	179
NGL sales (thousands of barrels per day)	6	5

Average realizations (Canadian dollars)
Bitumen realizations (per barrel)	36.21	11.92
Synthetic oil realizations (per barrel)	67.79	46.32
Conventional crude oil realizations (per barrel)	53.11	24.47
NGL realizations (per barrel)	29.28	14.49
Natural gas realizations (per thousand cubic feet)	3.29	2.39

Refinery throughput (thousands of barrels per day)	398	398
Refinery capacity utilization (percent)	94	94

Petroleum product sales (thousands of barrels per day)
Gasolines	244	246
Heating, diesel and jet fuels	189	171
Heavy fuel oils (b)	19	17
Lube oils and other products	34	35
Net petroleum products sales	486	469

Petrochemical sales (thousands of tonnes) (b)	193	230

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(b)	In 2017 carbon black product sales are reported under heavy fuel oils; in 2016 they were reported under petrochemical sales.

IMPERIAL OIL LIMITED

Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted
	(millions of Canadian dollars)	(dollars)

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39